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                                                                 EXHIBIT 10.24

March 11, 1996



Mr. George Meredith
Executive Vice President
Life Sciences & Corporate Services
3M
220-13W-39
Maplewood, MN  55144-1000                               Via Telefax 612-736-8715

Re:      LETTER OF INTENT for Purchase of Certain Assets of 3M Hearing Health
         Business

Dear Mr. Meredith:

The purpose of this letter is to outline the manner in which we (the "Buyer") propose to acquire from Minnesota Mining and Manufacturing Company (the "Corporation") all the assets, tangible and intangible, owned or used directly and primarily by the Corporation in connection with its Hearing Health business (the "Business") including but not limited to those set forth on Exhibit A attached hereto (the "Assets") and to assume certain specified liabilities of the Corporation. The parties recognize that the transaction will require further documentation and approvals, including the preparation and approval of a formal agreement setting forth the terms and conditions of the proposed purchase ("Asset Purchase Agreement"); nevertheless, they execute this letter to evidence their intention to proceed in mutual good faith to complete work required to negotiate terms of an Asset Purchase Agreement that are consistent with this letter.
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The proposed terms and conditions include, but are not limited to, the following:

PURCHASE OF
ASSETS:               The Buyer will purchase the Assets from the Corporation.

ASSUMPTION
OF LIABILITIES:       The Buyer will assume certain liabilities of the
                      Corporation to be agreed upon by the parties. The Buyer will not assume nor be liable for any other liabilities or obligations of the Corporation (including but not limited to accounts payable and any other amounts owed to third parties) except as agreed to by the parties.

INDEMNIFICATION:      The Corporation shall indemnify and hold harmless the
                      Buyer against each and every liability and obligation of the Corporation other than those specifically assumed by the Buyer and all liabilities, obligations, and costs relating to the conduct of the Business prior to the Closing. The Buyer shall indemnify and hold harmless the Corporation against each and every liability and obligation of the Business relating to the conduct of the Business after the closing.

PURCHASE PRICE:       The Buyer will pay Corporation $25 million ("Purchase
                      Price"), payable as follows: $1 million in cash upon the signing of this letter by both parties and $24 million in cash at the Closing.

CLOSING: The parties shall execute the Asset Purchase Agreement and close the transactions contemplated herein (the "Closing") on or before May 31, 1996.


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ASSET PURCHASE
AGREEMENT:            The transaction will be subject to the negotiation and
                      execution of a definitive Asset Purchase Agreement with terms satisfactory to Corporation and Buyer. The Asset
                      Purchase Agreement will contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this size and type and will provide for allocation of the Purchase Price among the Covenant Not To Compete and the Assets based on their agreed value and, in addition, shall provide for the following:

                      a. Buyer will be licensed to use the trademark "3M" until the earlier of a) the date Buyer no longer has inventory bearing the "3M" logo and b) one year following the Closing (the "License Termination Date"). Buyer shall use reasonable commercial efforts to transition to the manufacture of Products without the trademark "3M" and to sell inventory bearing such trademark before selling Product without such trademark. Notwithstanding the foregoing Buyer shall be free to sell Products bearing the trademark "3M" following the License Termination Date if such product was in inventory as of the Closing or returned to inventory as a result of a return for reimbursement or credit in accordance with customary practice. Buyer is hereby licensed for a period of five years following the Closing to reference 3M, subject to 3M's prior written approval of said reference, which approval shall not unreasonable be withheld, as one of the sources of the technology used in any ReSound product so long as such product embodies the technology included in one of the patents included among the Assets.


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                      b. Standard Sellers representations regarding selected
                      financial data, liabilities, inventory, employees, and stating that Corporation's disclosures are materially complete, accurate, and not misleading.

                      c. Buyer will be allowed for two years following the Closing on a rent-free basis to retain the use of the facilities currently used by the Business, such additional space as is required for the transfer of certain employees of the Business from their current office at the Corporation to the facility currently occupied by the Business and to accommodate additional personnel as are required to grow the business at a mutually agreed upon growth rate and square footage allowance. Notwithstanding the foregoing, Buyer will be responsible for non-rent costs related to Buyer's use of facilities including but not limited to facility operating expenses, real estate taxes, telephone and improvement/remodeling expenses.

                      d. Buyer may offer employment and Buyer's benefit package to employees of its choice of the Business; Buyer will not be responsible for relocating or severing those employees who decline Buyer's offer or to whom no offer was given or who return from disability leave; Corporation, at the Closing, will pay all employees in cash for vacation accrued as of the Closing. Buyer agrees to recognize all years of employment with Corporation as years of service with Buyer for the purpose of computing years of service for benefits plan purposes for all of Corporation's employees who become employees of Buyer at and as a result of the Closing.

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                      e. Corporation shall provide the Business, at no charge,
                      information systems access, information services, accounting, billing, and cost reports services for thirty days following Closing. Corporation shall charge Buyer its cost therefor for 60 days thereafter and for sixty additional days at cost plus 20%. Upon the signing of this letter by both parties information service personnel from both Corporation and Buyer shall promptly meet to develop a program for the provision of such services.

                      f. Buyer shall assume all Warranty expenses relating to Products sold prior to the Closing, including the cost of returns, remakes and repairs. The term "Warranty expenses" shall not include the cost of damages, liabilities or expense relating to personal injury or property damage cause by or related to such Products.

                      g. Corporation shall make available to Buyer Corporation's employees, namely Gabi Sabongi and Terry Rogers, formerly associated with the Business for consulting purposes during the three months following the Closing for up to 104 hours per each such employee. Other corporation employees formerly associated with the Business shall be made available on a limited basis at the discretion of Corporation.

                      h. On the ninetieth (90th) day following Closing, Corporation shall reimburse Buyer for all accounts receivable not collected by Buyer by such date, provided however that the Buyer shall assign such uncollected accounts to Corporation.


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                      i. Corporation shall be liable for excessive and obsolete
                      inventory determined following an evaluation conducted by Buyer's independent auditors prior to Closing.

                      j. In the event Buyer cannot or elects not to assume certain agreements related to the Business, then Buyer and Corporation will work together in a mutually acceptable arrangement in order for Corporation to fulfill its obligations under said agreements. Buyer shall receive a non-exclusive license to the CID Patents included among the Assets. Corporation shall not grant another non-exclusive license for such patents without Buyer's permission. Corporation will use its best efforts to assist Buyer to negotiate a direct contractual relationship with the owner of the CID Patents and will, if requested by Buyer, assign to Buyer all rights under its license agreement concerning the CID Patents or relinquish all its rights under such agreement.

                      k. Corporation shall grant Buyer a royalty free license for any patent used in the Business but not part of the Assets.

ACCESS: To permit Buyer to conduct its due diligence investigation, from March 20, 1996 and as long as this Letter of Intent remains in effect, the Corporation will permit the Buyer and its agents to have reasonable access to the premises in which the Corporation conducts the Business and to its books and records and will furnish to Buyer such financial data, operating data, and other information as Buyer shall reasonably request. The Buyer agrees to retain all information so obtained from Corporation on a confidential basis. Upon the termination of this Letter of Intent for


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                      any reason, the Buyer shall return promptly to the
                      Corporation all printed information received by the Buyer from the Corporation in connection with the proposed transaction.


ORDINARY COURSE
OF BUSINESS:          The parties agree that the Business will be operated from
                      the date hereof through the Closing in the ordinary course of its business, consistent with past practices. Without limiting the foregoing, there shall be no change in accounting policies applied on a consistent basis and no accruals for payment of investment bankers or counsel fees with respect to the transaction for the Buyer or the Corporation. There shall not be any change in or restrictions placed on the payment of liabilities pending the Closing. There shall not be any change in the method by which bonuses or other payments are made to employees of the Business.


EXCLUSIVITY:          The parties agree to negotiate in good faith the
                      provisions of an Asset Purchase Agreement not later than June 15, 1996 ("Exclusivity Period"). The parties agree that during the Exclusivity Period the Buyer shall have the exclusive right to negotiate with the Corporation for the purchase of the Assets and during such Exclusivity
                      Period the Corporation agrees not to directly or through intermediaries solicit, entertain or otherwise discuss with any person any offers to purchase all or any portion of the Assets or of the Business out of its ordinary course of business.


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EARNEST
PAYMENT: Buyer and Corporation recognize that Corporation has provided to Buyer valuable competitive and proprietary information regarding the Business including but not limited to information regarding the Business' customers, products, manufacturing operations and personnel. Buyer and Corporation each further recognize that in the event the aforementioned transaction is not consummated, then Corporation's Business will be irreparably damaged and harmed. Accordingly, Buyer agrees that the first One Million Dollars ($1,000,000) of the Purchase Price referred to above shall constitute an earnest payment (the "Earnest Payment") to be deposited immediately upon payment in an interest bearing account at a reputable institution acceptable to both Buyer and Corporation with all interest accrued on such amount prior to the Closing or the date the parties reasonably conclude that the transaction contemplated hereby will not occur ("the Termination Date"), whichever occurs first, to be paid to Buyer. In the event the transaction is not consummated due to (i) the failure to obtain the receipt of all required approvals, consents and authorizations of state and federal regulatory authorities, including but not limited to expiration without regulatory challenge of the required waiting period under the Hart-Scott-Rodino Improvements Act of 1986; (ii) a material change in sales revenue or costs defined as a 20% deviation of the Business; or (iii) failure to obtain Corporation's management committees' approval and Corporation's Board of Directors' approval, then the Earnest Payment shall be returned to Buyer, otherwise, Corporation retains the right to the Earnest Payment and all


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                      interest earned thereon from and after the Termination
                      Date. In the event the transaction is consummated, then the Earnest Payment shall constitute the first $1 million of the Purchase Price.


COVENANT NOT
TO COMPETE:           In the Asset Purchase Agreement, Corporation will agree
                      that it will not, directly or indirectly, through a subsidiary or otherwise, compete with the Buyer in its business for a period of five (5) years after the Closing.

NEWS RELEASE:         Unless required in the opinion of Counsel, neither
                      Corporation nor Buyer will issue a news release or other announcement concerning the transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld.

REIMBURSEMENT
OF EXPENSES:          Each party shall bear its own cost involved in the
                      negotiation, documentation and conclusion of the transaction contemplated herein. Buyer will pay the filing fee associated with the Hart-Scott- Rodino Improvements
                      Act of 1986.

This offer is contingent upon: (i) the completion by the Buyer, to its satisfaction, of due diligence on the Business, its markets, prospects and potential; (ii) satisfactory completion of legal due diligence, including, without limitation, review of material


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contracts and due diligence with respect to evaluation of potential liabilities related to environmental and other issues and tax matters; (iii) receipt of all required approvals, consents and authorizations of state and federal regulatory authorities, including but not limited to expiration without regulatory challenge of the required waiting period under the Hart-Scott-Rodino Improvements Act of 1986; (iv) receipt of all required consents of third parties; (v) the occurrence of no material adverse change in sales revenue or cost, as defined as 20% deviation from forecasts made available to Buyer prior to the date of this letter; and (vi) the completion of satisfactory legal documentation including adequate indemnifications and representations; (vi) Buyer obtaining adequate financing for the Purchase Price on or prior to the Closing; (vii) approved by appropriate management committees and Boards of Directors of Buyer and Corporation.

The parties agree that any discussions or information in any form related to the possible terms of the transaction (including but not limited to valuations of any of the Assets by either party as part of the negotiations) have been disclosed in part in contemplation of settlement of the pending patent litigation involving the parties and shall be inadmissible as evidence in any patent litigation between the partners should the transaction contemplated hereby not take place.

This Letter of Intent may be executed in several counterparts and all so executed shall constitute one letter binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Our signature on this Letter of Intent shall not be valid unless you have executed and we have received from you a copy of this Letter of Intent with your original signature on it. If the foregoing is acceptable to you, kindly execute a copy of this letter to us at your earliest convenience.


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Very truly yours,

RESOUND CORPORATION


By:      /s/ Paul Busse
         ---------------------------------
         Paul Busse
         Sr. Vice President, Finance & Administration
         & Chief Financial Officer



ACCEPTED AND AGREED TO:

MINNESOTA MINING AND
MANUFACTURING COMPANY


By:      /s/ George Meredith
         ---------------------------------
         George Meredith
         Executive Vice President
         Life Sciences & Corporate Services


cc:  Peter Riepenhausen


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                                    EXHIBIT A
                                     ASSETS

a. Fixed Assets, machinery, manufacturing equipment, laboratory and test equipment, and office equipment, raw materials, packaging, factory supplies, work-in-progress, and finished goods inventories, accounts receivable, customer lists and business records as may exist at the Closing (and not materially different in value and quality from those in existence as of the date of this letter) directly and primarily related to the Business.

b. Trademarks and trade names specific to the Business, and all associated goodwill and rights to inventions disclosed by employees of the Business, patent applications as well as all divisions, reissues, continuations-in-part, renewals, extensions and counterparts thereof in any country of all patents relevant to the Business.

c. Corporation's entire right, title, and interest under any claims specific to the Business against any party which claim arose at any time prior to, and up to the Closing, including but not limited to all of Corporation's rights under any claim in any choses in action against Buyer and others related to intellectual property included in the Assets specific to the Business, which arose at any time prior to and up to the Closing.

d. The Assets shall not include the agreements related to HearX and the HearX stock (and rights related to the HearX stock).


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